Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the use in the Prospectus constituting a part of this Registration Statement on Form S-4 of our report dated March 30, 2022 (which includes explanatory paragraphs relating to the correction of certain misstatements related to the August 13, 2021 financial statement and 10X Capital Venture Acquisition Corp. II’s ability to continue as a going concern), relating to the financial statements of 10X Capital Venture Acquisition Corp. II, which is contained in that Prospectus. We also consent the reference to our Firm under the caption “Experts” in the Prospectus.

/s/ WithumSmith+Brown, PC

New York, New York

January 20, 2023